SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act 1934

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LVIP Clarion Global Real Estate Fund,

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP Clarion Global Real Estate Fund

(the “Fund”)

Dated: December 3, 2012

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on September 10-11, 2012 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”) and CBRE Clarion Securities LLC (“Clarion”).

On March 31, 2010, the Trust received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with Clarion on behalf of the Fund to be effective as of September 28, 2012. The New Sub-Advisory Agreement replaced the prior sub-advisory agreement (the “Prior Sub-Advisory Agreement”) between the Adviser and Cohen & Steers Capital Management Inc. dated April 30, 2007, which was last approved by the Board on September 12, 2011. Under the terms of the New Sub-Advisory Agreement, Clarion makes investment decisions for the Fund assets that the Adviser allocates to Clarion and continuously reviews, supervises, and administers the Fund’s investment program with respect to such assets.

II.	Board Considerations on the New Sub-Advisory Agreement

The Independent Trustees met in executive session with their independent legal counsel and reviewed materials provided by the Adviser and Clarion to consider approval of the New Sub-Advisory Agreement. In addition, their independent legal counsel advised the Independent Trustees of their fiduciary duties pertaining to approval of the New Sub-Advisory Agreement and the factors that they should consider in evaluating such agreement. In considering approval of the New Sub-Advisory Agreement, the Independent Trustees did not identify any single factor or group of factors as all-important or controlling and considered all factors together. The Independent Trustees reported that they had considered the following factors, among others, and reached the following conclusions with respect to their recommendations to the Board of Trustees. Among other information, the Adviser and Clarion provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided by Clarion, information comparing the investment performance, advisory fees and total expenses of the Fund to other funds, information about profitability and/or financial condition and compliance and regulatory matters.

In considering the approval of the New Sub-Advisory Agreement, the Independent Trustees considered the criteria used by the Adviser in seeking a new sub-adviser for the Fund, including successful long-term track records in the global real estate asset class, and favorable risk, return and style characteristics. The Independent Trustees considered the reasons provided by the Adviser for recommending replacement of the sub-adviser, the background of the investment professionals proposed to manage the Fund and Clarion’s investment process. The Independent Trustees also considered the stability of Clarion’s investment team, its reputation and real estate investing experience, as well as the in-person presentation at the Meeting. They also reviewed information regarding the structure of portfolio manager compensation, trading and brokerage arrangements, soft dollar policies and Clarion’s compliance program.

The Independent Trustees also considered performance information concerning Clarion’s composite performance (gross composite returns adjusted for Fund fees) provided by the Adviser compared to the Fund’s performance, the average of a Lipper performance peer group consisting of global real estate funds underlying variable annuities and the FTSE EPRA/NAREIT Developed TR Index. The Independent Trustees noted that Clarion’s composite performance had outperformed the Fund based on annualized returns for the one year, three year and five year periods ended June 2012. The Independent Trustees reviewed Clarion’s composite performance for each calendar year since 2002 and noted that Clarion had outperformed the Lipper peer group prior to the 2007-2008 financial crisis. The Independent Trustees noted that since 2007-2008, Clarion has generally outperformed the Lipper peer group in down years, although somewhat underperforming in positive years, and concluded that Clarion’s historical performance was generally very strong. The Independent Trustees noted that the New Sub-Advisory Agreement contained substantially the same terms as those in place under the current sub-advisory agreements for the other funds in the Trust. The Independent Trustees concluded that the services to be provided by Clarion were expected to be acceptable.

The Independent Trustees noted that the sub-advisory fee schedule, which includes breakpoints, was lower than the sub-advisory fee schedule with the prior sub-adviser. The Independent Trustees considered that the sub-advisory fee schedule was within range of the Lipper contractual sub-adviser fees expense group and based on information provided by Clarion, consistent with and within range of other similarly situated clients. The Independent Trustees considered that the sub-advisory fee schedule was negotiated between the Adviser and Clarion, an unaffiliated third party.

With respect to Clarion’s estimated profitability as sub-adviser, the Independent Trustees considered Clarion’s statement that the fees were in line with fees charged for other registered funds of similar size within its global real estate strategy. The Independent Trustees also noted that the proposed sub-advisory fee was negotiated between the Adviser and Clarion, an unaffiliated third party, and that the Adviser would compensate Clarion from the Adviser’s advisory fee and concluded the proposed sub-advisory fee was reasonable. With respect to additional potential benefits, the Independent Trustees noted that Clarion would have the ability to use soft dollars.

Based on all the information considered and conclusions reached, Board, including the Independent Trustees, determined that the terms of the New Sub-Advisory Agreement are fair and reasonable and that approval of the New Sub-Advisory Agreement is in the Fund’s best interests. The Board unanimously approved the New Sub-Advisory Agreement.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated September 28, 2012 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the Prior Sub-Advisory Agreement for the Fund. Under the New Sub-Advisory Agreement, Clarion will make investment decisions for the Fund assets that the Adviser allocates to it and continuously review, supervise and administer the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to Clarion; or (c) Clarion on at least ninety days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation, unless the Adviser has by prior written consent agreed to the delegation, or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The Fund paid the Adviser investment advisory fees at an aggregate annual rate of 0.73% of net assets or $1,738,844 for the fiscal year ended December 31, 2011. The Adviser, in turn, paid sub-advisory fees for the Fund at an aggregate annual rate of 0.51% of net assets or $1,221,621 for the fiscal year ended December 31, 2011. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees to the Sub-Adviser at an aggregate annual rate of 0.40% of net assets or $953,551, a decrease of 22% as compared to the Prior Sub-Advisory Agreement.

IV.	Information About Clarion

Clarion, which is located at 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087, is the listed equity management arm of CBRE Global Investors. CBRE Global Investors is an independently operated affiliate of CBRE Group, Inc., which is located at 515 South Flower Street, 31st Floor, Los Angeles, California 90071. CBRE Global Investors harnesses the research, local market intelligence, investment sourcing and resources of the world’s premier, full-service real estate services company for the benefit of its investors. As of September 30, 2012, Clarion had over $22 billion in assets under management.

The following table provides the name and principal occupation of Clarion’s directors and executive officers. The address of each of the directors and executive officers is 201 King of Prussia Road, Suite 600, Radnor, Pennsylvania 19087.

Name	Principal Occupation
T. Ritson Ferguson	Managing Director; Chief Executive Officer and Co-Chief Investment Officer
Steven D. Burton	Managing Director; Co-Chief Investment Officer
Joseph P. Smith	Managing Director; Co-Chief Investment Officer
Jarrett B. Kling*	Managing Director; Sales and Marketing
Steven P. Sorenson	Senior Director; Global Marketing and Client Service
David J. Makowicz	Senior Director; Chief Operating Officer
Jonathan A. Blome	Director; Chief Financial Officer

* Mr. Kling serves as an independent trustee for an unaffiliated registered investment company: The Hirtle Callaghan Trust.

A.	Comparable Funds

Clarion currently manages other accounts or funds having similar investment objectives and strategies to the Fund.

Clarion provides investment advisory or sub-advisory services with respect to the funds listed below, which have investment objectives and strategies similar to those of the Fund. Although the investment objectives and strategies of the funds listed below may be similar to the Fund’s, the nature of services Clarion provides may be different.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 6/30/2012)
ING Global Real Estate Fund	0.40% of first $200 million 0.35% of next $550 million 0.30% over $750 million	$4 billion
ING Clarion Global Real Estate Portfolio	0.40% of first $200 million 0.35% of next $550 million 0.32% over $750 million	$272 million
MIST Clarion Global Real Estate Portfolio	0.40% of first $200 million 0.35% of next $550 million 0.30% over $750 million	$1.5 billion
Transamerica Clarion Global Real Estate Securities*	0.40% of first $250 million 0.375% of next $250 million 0.35% of next $500 million 0.30% over $1 billion (less 50% of any amount reimbursed pursuant to the fund’s expense limitation)	$159 million
Transamerica Clarion Global Real Estate Securities VP*	0.40% of first $250 million 0.375% of next $250 million 0.35% of next $500 million 0.30% over $1 billion (less 50% of any amount reimbursed pursuant to the fund’s expense limitation)	$321 million
Northern Multi-Manager Global Real Estate Fund	0.45% of first $200 million 0.40% of next $400 million 0.35% over $600 million	$300 million

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 6/30/2012)
PACE Global Real Estate Securities Investments	0.40%	$65 million
Wilmington Multi-Manager Real Asset Fund	0.65% of first $50 million 0.55% of next $50 million 0.45% over $100 million	$54 million

* The assets of the two Transamerica funds are aggregated for purposes of computing the contractual fee.

B.	Payments of Commissions to Affiliated Brokers

As of September 30, 2012, Clarion had the following affiliated broker-dealer: CBRE Capital Advisors, Inc. Although CBRE Capital Advisors, Inc. is a registered broker-dealer affiliated with Clarion, CBRE Capital Advisors, Inc.’s registration does not extend to executing securities transactions, and Clarion does not execute any client transactions through affiliated firms. The Fund did not pay any brokerage commissions to CBRE Capital Advisors, Inc. for the fiscal year ended December 31, 2011.

V.	Purchases of Clarion’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving Clarion or any entity controlling, controlled by or under common control with Clarion.

VI.	Ownership of Fund Shares

As of October 5, 2012, the Fund had 25,963,023 outstanding Standard Class shares and 12,870,364 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of October 5, 2012, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of October 5, 2012, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the investment adviser to the Fund and is located at One Granite Place, Concord, New Hampshire 03301.

Principal Underwriter and Distributor

The Trust’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $217, 298 for the fiscal year ended December 31, 2011.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2011.

Administrator

The Lincoln National Life Insurance Company (“Lincoln Life”) serves as the administrator to the Fund and is located at 1300 S. Clinton St., Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $23,839 for the fiscal year ended December 31, 2011.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton St., Ft. Wayne, Indiana 46802 (express mail).

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